Exhibit 99.1

   Greene County Bancshares Announces Higher First Quarter Earnings

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--April 19, 2005--Greene County Bancshares, Inc. (NASDAQ/NM:GCBS) today announced financial results for the quarter ended March 31, 2005. First quarter highlights, in addition to higher net income versus the same period last year, included ongoing growth in total assets, net loans, deposits and shareholders' equity.
    For the first quarter of 2005, net income increased 3% to $2,935,000 or $0.38 per diluted share from $2,852,000 or $0.37 per diluted share in the same period last year. Net interest income after provision for loan losses rose 13% to $11,705,000 in the first quarter of 2005 versus $10,357,000 in the same period last year.
    The provision for loan losses increased in the first quarter to $1,622,000 from $1,523,000 in the first quarter of last year, reflecting primarily growth in the Company's loan portfolio. Loan quality continued to improve as non-performing assets declined to 0.67% of total assets at March 31, 2005, compared with 0.69% of total assets at December 31, 2004, and 0.78% at March 31, 2004. The allowance for loan losses as a percentage of total loans was 1.49% at March 31, 2005, versus 1.50% at December 31, 2004, and 1.52% at March 31, 2004. Annualized net charge-offs for Greene County Bank in the first quarter totaled $1,740,000, or 0.16% of average loans, the lowest level in several years.
    Commenting on the first quarter results, Stan Puckett, Chairman and Chief Executive Officer, said, "Strong loan growth, at an annualized rate of 26%, continued to highlight our performance in the first quarter of 2005. This indicates that our expansions in the Knoxville region and Middle Tennessee are making strong contributions to our loan portfolio and that we are positioned to be a high-growth bank.
    "GCB Acceptance (GCBA) and Superior Financial Services (SFS), two of our subsidiary operations, also continued to register strong performance in the first quarter," Puckett continued. "Both subsidiaries have produced excellent returns for the last several years. In the bank, we began our High Performance Checking Program on February 22, and in March, we opened personal checking accounts at 2.8 times our historical monthly average. We expect this program to be a long-term generator of low-cost funds to help support our strong loan growth objectives."
    Concluding, Puckett added: "Although we were pleased with many aspects of our performance in the first quarter, we recognize the need to improve our growth in earnings per share and returns on equity and assets. Each was challenged by the loan-loss provisions related to accelerating loan growth, as well as the up-front expenses associated with our High Performance Checking Program, but these growth areas are expected to enhance earnings going forward. We also believe that we have not completely realized our potential for growing non-interest income, and while we expect improvement in the second quarter, more work remains. Lastly, despite our asset-sensitive balance sheet, net interest margin in the first quarter fell 17 basis points to 4.64% versus 4.81% in the fourth quarter of 2004 and was four basis points below the 4.68% margin in the year-earlier quarter. Our strong loan growth has necessitated aggressive deposit rates, and that pricing pressure is not expected to abate."
    During the first quarter of 2005, the Company's total assets increased 7% to $1,320,363,000 from $1,233,403,000 at December 31,
2004, and were 17% ahead of $1,130,869,000 in total assets reported as of March 31, 2004. Net loans, including loans held for sale, increased 7% to $1,100,119,000 at March 31, 2005, from $1,032,297,000 at
December 31, 2004, and were 13% higher than net loans, including loans held for sale, of $973,338,000 a year ago. Deposits increased 8% to $1,074,313,000 at March 31, 2005, from $998,022,000 at December 31,
2004, and 15% from $932,347,000 at the end of the first quarter of 2004. Total shareholders' equity increased 2% to $110,669,000 at March 31, 2005, from $108,718,000 at December 31, 2004, and was 6% higher than total shareholders' equity of $103,924,000 at March 31, 2004.
    Annualized return on average shareholders' equity was 10.58% for the first quarter of 2005 versus 10.99% in the year-earlier period. Return on average total assets was 0.93% for the first quarter of 2005 compared with 1.01% in the prior-year period.
    Greene County Bancshares, Inc., with total assets of approximately $1.3 billion, is the holding company for Greene County Bank, headquartered in Greeneville, Tennessee. Greene County Bank, founded in 1890, now has 40 branches throughout East and Middle Tennessee, one branch in Bristol, Virginia, one branch in western North Carolina, and a trust services office in Lebanon, Tennessee. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Blount County and Knox County, Tennessee as American Fidelity Bank; in Sumner County, Tennessee as First Independent Bank; in Rutherford County, Tennessee as Rutherford Bank and Trust; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Lawrence County, Tennessee as Bank of Lawrence County; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in the City of Bristol, Virginia as First Bristol Bank; in Davidson County, Tennessee as Middle Tennessee Bank & Trust; and in Wilson County, Tennessee as President's Trust. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title insurance company.

    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc., as defined in Section 21E of the Securities Exchange Act of 1934. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.


                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                                                Three Months Ended
                                                     March 31,
                                              -----------------------
                                                 2005         2004
                                              ----------   ----------
Interest income                               $   18,735   $   15,930
Interest expense                                   5,408        4,050
                                              ----------   ----------
Net interest income                               13,327       11,880
Provision for loan losses                          1,622        1,523
                                              ----------   ----------
Net interest income after provision
  for loan losses                                 11,705       10,357
Noninterest income                                 3,176        3,094
Noninterest expense                               10,275        8,951
                                              ----------   ----------
Income before income taxes                         4,606        4,500
Income taxes                                       1,671        1,648
                                              ----------   ----------
Net income                                    $    2,935   $    2,852
                                              ==========   ==========
Comprehensive income                          $    2,822   $    2,873
                                              ==========   ==========
Earnings per share:
  Basic                                       $     0.38   $     0.37
                                              ==========   ==========
  Diluted                                     $     0.38   $     0.37
                                              ==========   ==========
Weighted average shares:
  Basic                                            7,649        7,661
                                              ==========   ==========
  Diluted                                          7,744        7,731
                                              ==========   ==========

Dividends declared per share                  $     0.12   $     0.12
                                              ==========   ==========

                                  March 31,    Dec. 31,     March 31,
                                    2005         2004         2004
                                 ----------   ----------   ----------
Total assets                     $1,320,363   $1,233,403   $1,130,869
Cash and cash equivalents            72,067       70,648       37,795
Investment securities                59,741       45,910       40,127
Loans, net(1)                     1,100,119    1,032,297      973,338
Deposits                          1,074,313      998,022      932,347
Shareholders' equity                110,669      108,718      103,924
Tangible shareholders' equity(2)     87,162       85,023       83,108
Book value per share                  14.47        14.22        13.56
Tangible book value per share(2)      11.39        11.12        10.85

(1) Includes loans held for sale.

(2) Tangible shareholders' equity is shareholders' equity less goodwill and intangible assets.

    For unaudited quarterly financial statements for the first quarters ended March 31, 2005 and 2004, along with related information, click here: http://www.irinfo.com/gcbs/1q05fsz.pdf or http://www.irinfo.com/gcbs/1q04fs.pdf.

    CONTACT: Greene County Bancshares, Inc.
             William F. Richmond, 423-278-3050